NOVATION OF INVESTMENT ADVISORY AGREEMENT

      This Novation Agreement is entered into this 8th day of June, 2012 by and among Pyxis Capital, L.P., a Delaware limited partnership ("Pyxis"), NexPoint Advisors, L.P., a Delaware limited partnership ("NexPoint"), and NexPoint Credit Strategies Fund, a Delaware statutory trust (the "Fund").
      WHEREAS, the Fund had retained Highland Capital Management, L.P. ("HCM") to render investment advisory services to the Fund pursuant to an Investment Advisory Agreement, dated June 29, 2006, by and between HCM and the Fund, which agreement was subsequently novated to Pyxis on December 15, 2011 pursuant to a Novation of Investment Advisory Agreement among HCM, Pyxis and the Fund (the "Investment Advisory Agreement");
      WHEREAS, Pyxis and NexPoint are both registered with the Securities and Exchange Commission as investment advisers under the Investment Advisers Act of 1940, as amended;
      WHEREAS, Pyxis, NexPoint and the Fund desire that NexPoint be substituted for Pyxis as the Fund's investment adviser under the Investment Advisory Agreement in a transaction which does not result in an "assignment" for purposes of Section 15(a)(4) of the Investment Company Act of 1940, as amended (the "1940 Act"); and
      WHEREAS, Pyxis desires to effect a novation of the Investment Advisory Agreement so that NexPoint is substituted for Pyxis as a party to such agreement and Pyxis is released from its obligations under such agreement, NexPoint desires to accept the novation thereof, and the Fund desires to consent to such novation.
      NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
      1. Novation and Acceptance. Subject to the terms and conditions contained herein, Pyxis hereby effects a novation of the Investment Advisory Agreement to substitute NexPoint for Pyxis as a party to such agreement (the "Novation"), the Fund hereby consents to such Novation and the Fund hereby releases Pyxis from all of its duties and obligations under the Investment Advisory Agreement, and NexPoint hereby accepts the Novation and hereby releases Pyxis from all of its duties and obligations under the Investment Advisory Agreement, and assumes all rights, duties and obligations of Pyxis under such agreement; provided, however, that nothing herein shall release Pyxis from any liabilities arising from conduct occurring prior to the date hereof, nor shall NexPoint be liable to the Fund for any such liabilities.
      2. Term. The Novation shall become effective as of the date hereof and shall extend for so long as the terms specified in Section 9 of the Investment Advisory Agreement are satisfied or until terminated in accordance with said
Section 9.
      3. No Termination. The parties agree that the Novation shall not constitute an "assignment" of the Investment Advisory Agreement for purposes of Section 9(d) of the Investment Advisory Agreement or the 1940 Act, and that the Investment Advisory Agreement, as so novated, shall remain in full force and effect after the Novation.


4. Technical Amendment.  The parties agree that all
references in the Investment Advisory Agreement to Pyxis shall hereby be changed to NexPoint.
      This agreement may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.
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      IN WITNESS WHEREOF, the parties hereto have caused this
Novation Agreement to be executed as of the day and year first above written.

PYXIS CAPITAL, L.P.

By: Strand Advisors XVI, Inc., its general partner



By: ______________________
Name:
Title:


NEXPOINT ADVISORS, L.P.

By:  NEXPOINT ADVISORS GP, LLC, Inc., its general partner



By:______________________
Name:
Title:



NEXPOINT CREDIT STRATEGIES FUND


By:______________________
Name:
Title: